Exhibit 99.1

PondelWilkinson Inc.

1880 Century Park East, Suite 700

Los Angeles, CA 90067

	T	(310) 279 5980
Investor Relations	F	(310) 279 5988
Corporate/Financial Communications	W	www.pondel.com

NEWS RELEASE

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL

ANNOUNCES $200 MILLION SHARE REPURCHASE PROGRAM

Corona, CA— April 25, 2008—Hansen Natural Corporation (NASDAQ:HANS) today announced that its Board of Directors has authorized a new share repurchase program for the repurchase of up to $200 million of the Company’s outstanding common stock.  The Board of Directors terminated the common stock repurchase program authorized in November 2005, under which the Company had purchased $27.7 million of common stock.

As of April 14, 2008 Hansen Natural Corporation had 93,440,891 shares of common stock outstanding.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, sparkling beverages, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Java Monster™ brand non-carbonated dairy based coffee drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

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Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements.

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